Exhibit 28(j)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information and to the inclusion of our report on USCF Commodity Strategy Fund dated March 14, 2017 in this Registration Statement (Form N-1A, SEC File No. 333-214468) of USCF Mutual Funds Trust.

Greenwood Village, Colorado

March 14, 2017